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                                  EXHIBIT 99.9
                    Form of Stock Option Assumption Agreement


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                              i2 TECHNOLOGIES, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT



OPTIONEE:  1~

               STOCK OPTION ASSUMPTION AGREEMENT issued as of the 30th day of April, 1998 by i2 Technologies, Inc., a Delaware corporation ("i2
Technologies").

               WHEREAS, the undersigned individual ("Optionee") holds one or more stock options to purchase shares of the Class K common shares of Intertrans Logistics Solutions Limited, an Ontario Corporation ("ITLS"), which were granted to Optionee under the ITLS 1997 Stock Incentive Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between ITLS and Optionee.

               WHEREAS, ITLS is acquired by i2 Technologies through an exchange of the shares of ITLS for shares of i2 Technologies (the "Exchange") pursuant to the Stock Exchange Agreement dated March 24, 1998, by and among i2 Technologies, ITLS and the shareholders of ITLS (the "Exchange Agreement").

               WHEREAS, the provisions of the Exchange Agreement require i2 Technologies to assume all obligations of ITLS under all options outstanding under the Plan at the consummation of the Exchange and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Exchange Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Exchange is 1.608167 of a share of i2 Technologies common stock ("i2 Technologies Stock") for each outstanding Class K common share of ITLS common stock (the "ITLS Stock").

               WHEREAS, this Agreement is to become effective immediately upon the consummation of the Exchange (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by i2 Technologies in connection with the Exchange.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of ITLS Stock subject to each of the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "ITLS Options") and the Canadian Dollar exercise price payable per share are set forth in Exhibit A hereto. i2 Technologies hereby assumes, as of the Effective Time, all the duties and obligations of ITLS under each of the ITLS Options. In connection with such assumption, the number of shares of i2 Technologies Stock purchasable under each ITLS Option hereby assumed and the U.S. Dollar


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exercise price payable thereunder have been adjusted to reflect the Exchange
Ratio. Accordingly, the number of shares of i2 Technologies Stock subject to each ITLS Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted U.S. Dollar exercise price payable per share of i2 Technologies Stock under the assumed ITLS Option shall be as indicated for that option in attached Exhibit B.

               2. The following provisions shall govern each ITLS Option hereby assumed by i2 Technologies:

                    (a) Unless the context otherwise requires, all references to the "Company" in the Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean i2 Technologies, all references to "Common Shares" shall mean shares of i2 Technologies Stock, all references to the Board shall mean the Board of Directors of i2 Technologies and all references to the "Committee" shall mean the Compensation Committee of the i2 Technologies Board of Directors.

                    (b) The grant date and the expiration date of each assumed
                ITLS Option and all other provisions which govern either the exercise or the termination of the assumed ITLS Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase i2 Technologies Stock.

                    (c) Pursuant to the terms of the Plan and the Option
                Agreements, each ITLS Option will automatically accelerate and become exercisable for fifty percent (50%) of the shares of the ITLS Stock for which it is not exercisable immediately prior to the Effective Time and the vesting percentage shall be reduced by fifty percent (50%) so that the unvested shares shall vest at 50% of the vesting rate in effect immediately prior to the Effective time.

                    (d) For purposes of applying any and all provisions of the
                Option Agreement relating to Optionee's status as an "Eligible Participant", Optionee shall be deemed to continue in such status for so long as Optionee renders services as an employee, director or consultant to i2 Technologies or any present or future i2 Technologies subsidiary, including (without limitation) ITLS. Accordingly, the provisions of the Option Agreement governing the termination of the assumed ITLS Option upon Optionee's cessation of Eligible Participant status with ITLS shall hereafter be applied on the basis of Optionee's cessation of service as an employee, director or consultant of i2 Technologies and its subsidiaries, and each assumed ITLS Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service with i2 Technologies and its subsidiaries.


                                       2.


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                    (e) The adjusted exercise price payable for the i2
                Technologies Stock subject to each assumed ITLS Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of i2 Technologies Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as ITLS Stock prior to the Exchange shall be taken into account.

                    (f) In order to exercise each assumed ITLS Option, Optionee must deliver to i2 Technologies a written notice of exercise in which the number of shares of i2 Technologies Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Technologies Stock (with such payment to be made in U.S. Dollars if the exercise price is being paid in cash) and should be delivered to i2 Technologies at the following address:

                    i2 Technologies, Inc.
                    909 E. Las Colinas Boulevard, 16th Floor
                    Irving, Texas 75039
                    Attention: Robin Gunter

               3. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Exchange shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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               IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _____, 1998.



                                  i2 TECHNOLOGIES, INC.

                                  By: /s/ David F. Cary
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                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her ITLS Options hereby assumed by i2 Technologies, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                 --------------------------------------------
                                 1~, OPTIONEE


`
DATED: __________________, 199_


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                                    EXHIBIT A

    Optionee's Outstanding Options to Purchase Shares of Intertrans Logistics
             Solutions Limited Class K Common Share (Pre-Exchange)


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                                    EXHIBIT B

   Optionee's Outstanding Options to Purchase Shares of i2 Technologies, Inc.
                          Common Stock (Post-Exchange)